UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 7, 2010

Thomas Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22010	72-0843540
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5221 N. O’Connor Blvd., Suite 500
Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code:	(972) 869-3400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2010, Thomas Group, Inc. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Barbara D. Stinnett to serve as the Company’s Executive Vice President and Chief Customer Officer, Worldwide Customer Operations, beginning July 26, 2010.  On July 12, 2010, the Company issued a press release announcing the appointment of Ms. Stinnett to this position. A copy of the press release is furnished herewith and attached hereto as Exhibit 99.1.

Pursuant to the Employment Agreement, Ms. Stinnett initially will receive base compensation of $325,000 annually, paid semi-monthly.  Assuming her continued employment on the first day of each calendar quarter of 2011, beginning on January 1, 2011, Ms. Stinnett’s annualized salary will increase each quarter by $25,000, up to a maximum of $100,000 in such increases as of October 1, 2011.  Ms. Stinnett also will be eligible for a sign-on bonus of $25,000 payable after 60 days of employment.  The sign-on bonus is fully refundable to the Company should Ms. Stinnett terminate her employment voluntarily prior to September 15, 2012. Subject to the approval of and award by the Compensation and Corporate Governance Committee of the Board of Directors at its next regular meeting on July 27, 2010, Ms. Stinnett will receive options for 100,000 shares of the Company’s common stock in accordance with the terms of either the 2005 or the 2008 Omnibus Stock and Incentive Plan for Thomas Group, Inc. as determined by the Compensation and Corporate Governance Committee.  These options will vest in full on December 31, 2011, assuming Ms. Stinnett’s continued employment with the Company on that date. Ms. Stinnett will also be eligible to participate in the Company’s Incentive Compensation Plan and its Sales Incentive Compensation Plan as adopted by and as may be modified from time to time by the Compensation and Corporate Governance Committee, which are applicable to substantially all employees of the Company and to all of the sales staff of the Company respectively.

In the event of termination of her employment with the Company for reasons other than Cause, as defined in the Employment Agreement, Ms. Stinnett will be entitled to her salary for three additional months in the event of termination in 2010 or for six additional months in the event of termination thereafter. In the event of termination of her employment with the Company due to a Change of Control, as defined in the Employment Agreement, Ms. Stinnett will be eligible for an amount equal to twelve months of salary or of twelve months of salary plus projected bonus, depending on the details of the Change of Control transaction.

The Employment Agreement also includes certain non-competition and non-solicitation covenants applicable to Ms. Stinnett during the term of her employment and for one year following the termination of her employment with the Company.

The foregoing description of Ms. Stinnett’s Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Ms. Stinnett, age 51, most recently was President of SumTotal Systems, Inc., a leading provider of enterprise SaaS software and services for human capital management and social collaboration, which she joined in 2009.  Previously she was Chief Customer Officer and Senior Vice President at Silicon Graphics, Inc., a leading provider of large-scale clustered computing, high performance storage, data centers, cloud computing, and related services, which she joined in 2008.  Prior to that she was Chief Customer Officer and Executive Vice President at i2 Technologies, Inc., a global provider of enterprise and consumer supply chain solutions, which she joined in 2005.  Previously she held roles of Worldwide Vice President and General Manager at Sybase, Inc. and at Hewlett Packard Company.

Item 9.01.              Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated July 7, 2010, by and between Thomas Group, Inc. and Barbara D. Stinnett.
99.1	Press release dated July 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS GROUP, INC.

Date: July 12, 2010	By:	/s/ Frank W. Tilley
Frank W. Tilley
Interim Chief Financial Officer